Filed Pursuant to Rule 433
Registration Nos. 333-279601 and 333-279601-02
June 17, 2024

BROOKFIELD FINANCE INC.
US$450,000,000 5.675% NOTES DUE 2035
US$200,000,000 5.968% NOTES DUE 2054

PRICING TERM SHEET
June 17, 2024

Issuer:	Brookfield Finance Inc.

Guarantor:	Brookfield Corporation

Guarantee:	The Notes (as defined below) will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Corporation.

Security:	5.675% Senior Unsecured Notes due January 15, 2035 (the “2035 Notes”) 5.968% Senior Unsecured Notes due March 4, 2054 (the “2054 Notes” and, together with the 2035 Notes, the “Notes”)

Expected Ratings*:	A3 (Stable) (Moody’s Investors Service, Inc.) A- (Stable) (S&P Global Ratings) A- (Stable) (Fitch Ratings, Inc.) A (Stable) (DBRS Limited)

Ranking:	Senior Unsecured

Size:

2035 Notes: US$450,000,000

2054 Notes: US$200,000,000

The 2054 Notes will be in addition to and form part of the same series of notes as the US$750,000,000 aggregate principal amount of Brookfield Finance Inc.’s 5.968% notes due 2054, which were originally issued on March 4, 2024 (the “Original 2054 Notes”). After giving effect to this offering, there will be a total of US$950,000,000 aggregate principal amount of notes of this series issued and outstanding.

There will be no sales to affiliates of Brookfield Reinsurance Ltd. in connection with this offering.

Trade Date:	June 17, 2024

Expected Settlement Date:

June 21, 2024 (T+3)

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder may be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

Maturity Date:	2035 Notes: January 15, 2035 2054 Notes: March 4, 2054

Coupon:	2035 Notes: 5.675% 2054 Notes: 5.968% (interest on the 2054 Notes will accrue from March 4, 2024)

Interest Payment Dates:	2035 Notes: January 15 and July 15, commencing January 15, 2025 2054 Notes: March 4 and September 4, commencing September 4, 2024

Price to Public:	2035 Notes: 99.994% 2054 Notes: 101.435% of principal amount plus accrued interest of US$3,547,644.44 from March 4, 2024

Benchmark Treasury:	2035 Notes: UST 4.375% due May 15, 2034 2054 Notes: UST 4.250% due February 15, 2054

Benchmark Treasury Price & Yield:	2035 Notes: 100-25+; 4.275% 2054 Notes: 97-09+; 4.414%

Spread to Benchmark Treasury:	2035 Notes: 140 basis points 2054 Notes: 145 basis points

Yield:	2035 Notes: 5.675% 2054 Notes: 5.864%

Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000

Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets

Redemption Provisions:

Make-Whole Call:

2035 Notes: Prior to October 15, 2034 (three months prior to maturity), treasury rate plus 25 basis points

2054 Notes: Prior to September 4, 2053 (six months prior to maturity), treasury rate plus 25 basis points

Par Call:

2035 Notes: At any time on or after October 15, 2034 (three months prior to maturity), at 100% of the principal amount of the Notes to be redeemed

2054 Notes: At any time on or after September 4, 2053 (six months prior to maturity), at 100% of the principal amount of the Notes to be redeemed

Use of Proceeds:	The net proceeds from the sale of the Notes will be used for general corporate purposes

CUSIP/ISIN:	2035 Notes: 11271L AM4 / US11271LAM46 2054 Notes: 11271L AL6 / US11271LAL62

Joint Book-Running Managers:	Deutsche Bank Securities Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:

Banco Bradesco BBI S.A.

BNP Paribas Securities Corp.

Desjardins Securities Inc.

Itau BBA USA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

Capitalized terms used and not defined herein have the meanings assigned in the Issuer and the Guarantor’s Prospectus Supplement, dated June 17, 2024.

* Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a joint registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or by emailing prospectus.CPDG@db.com, or by calling BofA Securities, Inc. at 1-800-294-1322 or by emailing dg.prospectus_requests@bofa.com.

No PRIIPs or UK PRIIPs key information document (KID) has been prepared as European Economic Area or UK retail investors are not targeted.

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